350 East Las Olas Boulevard Las Olas Centre II, Suite 1150 P.O. Box 30310 Fort Lauderdale, FL 33303-0310 954.462.4150 Main 954.462.4260 Fax 954.759.2763 Direct jmayersohn@ralaw.com

April 23, 2010

iTrackr Systems, Inc.
475 Plaza Real, Suite 275
Boca Raton, FL 33432

Re:	Registration Statement on Form S-1
iTrackr Systems, Inc. (the “Company”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of a total of 19,461,981 shares of common stock (“Common Stock”) to be sold by selling shareholders identified in the prospectus, including 4,207,500 shares of Common Stock (“Warrant and Option Shares”) to be issued upon exercise of common stock warrants (“Warrants”) and options (“Options”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Warrant and Option Shares and related matters; (iii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iv) the Registration Statement and the exhibits thereto; and (v) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Cleveland Toledo Akron Columbus Cincinnati Washington, D.C. Tallahassee Orlando Fort Myers Naples Fort Lauderdale www.ralaw.com

iTrackr Systems, Inc.
April 23, 2010

Based upon the foregoing, we are of the opinion that (1) the shares of Common Stock have been duly and validly authorized and are fully paid and non-assessable; and (2) the Warrant and Option Shares, when issued pursuant to the Registration Statement and Warrants and Options, shall be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ROETZEL & ANDRESS, LPA

/s/ Roetzel & Andress, LPA